FOR FURTHER INFORMATION AT THE COMPANY:
Julia Gouw
Chief Financial Officer
(626) 583-3512

FOR IMMEDIATE RELEASE
September 7, 2005

EAST WEST BANCORP CLOSES UNITED NATIONAL BANK ACQUISITION

San Marino, CA - September 7, 2005 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, has completed the acquisition of United National Bank, a $948 million asset commercial bank headquartered in San Marino, California. United National Bank merged with East West Bank as of the close of business September 6th.

The final consideration paid in the acquisition of United National Bank was $177.9 million. The consideration consisted of $71.1 million in cash and 3,138,701 shares of East West Bancorp common stock. Other terms were described in East West Bancorp’s June 30, 2005 announcement. East West issued $20.0 million in junior subordinated debt to partially finance the acquisition.

United National Bank's eleven branches acquired in the merger are located in Beverly Hills, Cerritos, City of Industry, Cupertino, Irvine, Monterey Park, San Gabriel, San Jose, San Marino, Walnut and Houston, Texas. All United National Bank branches now offer the full range of products and services available at any of East West’s existing branch locations.

“We are excited to have the customers and employees of United National Bank join the East West family,” said Dominic Ng, President and CEO of East West. “With the merger of United National Bank, we will be creating a stronger institution and we anticipate a smooth integration for our customers.”

About East West

East West Bancorp is a publicly owned company, with $7.8 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 55 branch locations throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara, and San Mateo counties, one branch location in Houston, Texas and a Beijing Representative Office in China. For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; East West Bancorp’s ability to efficiently incorporate acquisitions into its operations; the ability of East West Bancorp and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West Bancorp expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in East West Bank's expectations of results or any change in event.